Exhibit 2.1

(English Translation)

RULES OF EMPLOYEES’ SHAREHOLDING ASSOCIATION
OF INTERNET INITIATIVE JAPAN GROUP

Amended on July 1, 2015

(Name and Nature of the Association)
Article 1.	This association shall be called the “Employees’ Shareholding Association of Internet Initiative Japan Group (hereinafter called the “Association”)”.
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The Association shall be organized as a “kumiai (partnership)” under Article 667, Paragraph 1 of the Civil Code of Japan. Investments in the Association shall consist of contributions under Article 5, incentives under Article 7, and dividends under Article 11.

(Objectives)
Article 2.
The objectives of the Association are to facilitate the acquisition of the Shares of Internet Initiative Japan Inc. (hereinafter called the “Shares”) by contributions mentioned in the preceding Article, Paragraph 2 by the employees of Internet Initiative Japan Inc., IIJ Engineering Inc., Net Chart Japan Inc., hi-ho Inc., IIJ Global Solutions Inc. and RYUKOSHA NETWRE INC. (hereinafter called collectively the “Company”) and to assist their asset formation.

(Qualification of the Members)
Article 3.
The membership shall be limited to the employees of the Company. For those companies that adopts the Executive Officer System, an employee who is appointed as an Executive Officer, is not qualified as a member during his/her term as Executive Officer.

(Enrollment)
Article 4.
Employees of the Company desiring to become members may enter the Association by applying to the Chairman by the date appointed by the chairman, between July 1 and July 7or between January 1 and January 7, of each year, and shall become members from July or January of that year, respectively.

(Contributions)
Article 5.	One unit of contribution shall be JPY 1,000.
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As investments in the Association, the members shall make contributions of a fixed number of units, each month within no more than 10% of their monthly salary, and at the time of the bonuses, a sum of units equal to 3 times the monthly contributions.

3	In addition to the preceding Paragraph, the members may make special contributions as an investments to the Association under the approval of the chairman, in the following events:
(1)	In the event the members terminate their membership;
(2)	In the event the members make temporary contributions in addition to regular contributions;
(3)	Purchase of Shares in a capital increase by the issuance at the market price or by the sale of the shares;
(4)	Subscription of new Shares in a capital increase by the allotment of Shares to the shareholders;
(5)	Subscription of new Shares in a capital increase by the allotment of Shares to the third party.
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The special contributions under the preceding Paragraph shall, in principle, be limited to the amount necessary to purchase one unit of the Shares per each member. The special contributions under the preceding Paragraph, Items (2) and (3) shall be limited to the amount of JPY 1,000,000 per each member. However, in case one unit Share price exceeds JPY 1,000,000, members are allowed to make contributions up to the amount necessary to purchase one unit of the Shares per each member.

(Suspension, resume and Change of Contribution)
Article 6.	A member who cannot continue its contributions for unavoidable reasons can suspend its contributions by filing an application with the Chairman and obtaining the approval from him/her.
2	In case the event which caused the suspension has been resolved, the member shall immediately file an application with the Chairman for resumption.
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Any member who desires to change the number of units of contribution shall file an application with the Chairman by the seventh day of each months, and shall make a contribution in the number of units changed from that month.

(Incentives)
Article 7.	Based on the Agreement between the Association and the Company, each member shall contribute the following incentives to be received from the Company as an investments to the Association.
(1)	The contribution of a fixed number of unites mentioned in Article 5, Paragraph 2 multiplied by the ration mentioned in the subsidiary rules.
(2)	The amount of the commission for carrying out office work (including the consumption tax).
2	Notwithstanding the preceding Paragraph, incentives shall not be paid to the special contributions mentioned in Article 5, Paragraph 3 and to the contributions of dividends mentioned in Article 11.

(Acquisition of Shares)
Article 8.
The Association shall purchase the Shares at the securities market at market price (including entrustment charges and consumption tax), in principle, on the 25th of each month (or the prior business day if the 25th is a holiday) for regular contributions, and for bonuses on the same date of the purchase for regular contributions for the months the bonus was paid, for the aggregated amount of the contributions mentioned in Article 5, Paragraph 2, and Article 5, Paragraph 3, Item (1) and (2), and the Incentives mentioned in the preceding Article, Paragraph 1, Item (1) (hereinafter called the “Shares Acquisition Funds”).

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If the remaining amount of the Shares Acquisition Funds (hereinafter called the “Remaining Funds”) which is less than the purchase price of one unit of the shares shall be carried to the time of next payment.

(Entrustment to the Chairman)
Article 9.
The members shall entrust the management of the Shares acquired pursuant to the preceding Article and Article 11, the Shares acquired under Article 12 with the Chairman, and the Chairman shall accept such entrustment.

(Treatment for the Split of the Shares)
Article 10.
In case the numbers of the entrusted Shares (hereinafter called the “Entrusted Shares”) under the preceding Article increases by the split of the shares, the Shares increased by the split shall automatically belong to the entrusted assets.

(Reinvestment of the Dividends)
Article 11.	The members shall contribute dividends for the Entrusted Shares to this Association as investments and shall use such contributions for the purchase of the Shares according to Article 8.

(Payment for the Increase of Capital)
Article 12.
In case of increase in capital by the allotment of Shares pursuant to Article 5, Paragraph 3, Item (4), if the members so desire, receive such allotment of new Shares according to the ratio of the numbers of Shares recorded on the date of the allotment. The payment for the Shares be as follows:

(1)	The member shall make a special contribution equal to the amount of the payment for the Shares as an investment to the Association.
(2)	The Chairman shall pay for the New Shares by the aggregated amount of the special contributions mentioned in the preceding Item.

(Calculation of Holding Ratio)
Article 13.	The Association shall record the number of Entrusted Shares calculated by the following calculation method to the Registry of Shares as the holdings of each member.
(1)	For the Shares acquired pursuant to Article 8, the number of the Shares corresponding to the Share Acquisition Funds (including Remaining Funds) of each member.
(2)	For the Shares increased pursuant to Article 10, the number of the Shares corresponding to the recorded holding ratio of each member of the standard date.
(3)	For the Shares acquired pursuant to Article 11, the number of the Shares corresponding to the amount equivalent to tax-deducted dividends (including Remaining Funds) which each member grants.
(4)	For the Shares obtained pursuant to Article 12, the number of Shares corresponding to the special contributions of each year.
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The Remaining Fund provided in Article 8, Paragraph 3 shall be recorded at the registry of the Shares as the residual belonging to each member in proportion to the amount of the Share Acquisition Funds of each member prior to the purchase of the Shares.

(Assignment and Pledge of Rights)
Article 14.
The members may not assign nor establish any security on the rights of the member’s recorded Shares. However, in case the members apply to the designated loan (hereinafter called the “Designated Loan”) arranged by the Association and the financial institution for members, with a permission of the Chairman, it is allowed for him/her to assign or establish securities on the rights of his/her recorded Shares.

(Registry of Shares)
Article 15.	The Association, shall entrust the registry of Shares in accordance with Article 13 to the securities company provided in Article 26 (hereinafter called the “Security Company Entrusted”).

(Notice of the Detail of the Balance)
Article 16.	The Association shall notify each member of the details of the balance twice every year.
2	The member may inquire of his/her balance at any time he deems necessary.

(Withdrawal of Part of Holdings)
Article 17.
The member may withdraw a part of his/her holdings by a unit of the Shares. Provided that the member has loan obligations from the Designated Loan in accordance with Article 14, the member is not allowed to withdraw by a unit of the Shares without permission of the Chairman and the creditor of the loan.

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The member shall register the Shares withdrawed to its own account opened at the Security Company Entrusted. Provided in case that the member moves to foreign countries, or makes payment to loan obligation under the preceding Paragraph of this Article, the member may sell the Shares at the security market at market price through the Association every month on the date of the purchase of the Shares and receive such amount excluding entrustment charges (including consumption tax).

3	The numbers of the Shares withdrawn under Paragraph 1 shall be deducted from the number of Shares of the members in the Registry.

(Retirement of Members)
Article 18.
The members may terminate their membership at any time by reporting to the Chairman. Provided that, as a general principle, once an employee has terminated his/her membership, except the case that he has reasonable reasons, such employee shall not be entitled to enroll again as a member.

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If a member is no longer an employee of the Company or if the member was appointed IIJ's Executive Officer, his/her membership shall automatically be terminated. If the employee transfers his/her domicile between IIJ Group companies, based on the agreement between him/her and both IIJ Group companies, he is entitled to keep his/her membership by his/her request.

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Other than the Paragraph 2 of this Article, provided that the creditor of Designated Loan makes an application to retire from the Association on behalf of the member, the Chairman shall approve such application.

(Return of Holding upon Withdrawal from Membership)
Article 19.
When a member retires, the member withdraws its recorded holdings and receives its Remaining Funds provided in Article 13, Paragraph 2, from the Association on the date of withdrawal from membership (hereinafter called the “Withdrawal Date”). In case that the member has loan obligation on the Withdrawal Date, the member shall be paid the amount which the remaining loan obligation is deducted.

2	Remaining Funds mentioned in the preceding Paragraph shall be returned to the member by one of the following options:
(1)
For unit of the Shares, they shall be register the Shares to its own account opened at the Security Company Entrusted. For Shares less than 1 unit of Shares, it shall be sold at market price and members shall receive such amount excluding entrustment charges (including consumption tax).

(2)	Under Article 5, Paragraph 4, member may make special contributions to purchase one Unit of Shares before registering the Shares to its own account opened at the Security Company Entrusted.
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Provided that in case of inheritance or moving to foreign countries, notwithstanding the provision of the preceding Paragraph 2, Item (1), the Chairman is allowed to sell the Shares in unit at the security market at the market price through the Association.

4	The sale of Shares under Paragraph 2, Item (1) and Paragraph 3 of this Article for all member withdrawing membership shall be done at one time every months on the purchase date.

5	In case a part of the dividends or Shares are not paid on the Withdrawal Day, it will be disposed of as follow:
(1)	Dividends shall be paid in cash immediately after the Association receives such payment.
(2)
The Shares obtained by Article 8 Paragraph 2 and the Shares increased by Article 10 shall be sold immediately after the Association receives the New Shares and members shall receive such amount stated under Paragraph 2, Item (1) of this Article.

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Members who have obtained the allotment of the pre-emptive rights according to Article 12 shall make a special contribution to the Association prior to his/her Withdrawal Date. Immediately after the Association receives the New Shares, the Association shall sell the Shares and members shall receive such amount stated under Paragraph 2, Item (1) of this Article.

7	A member who withdraws from the Association may not request for the payment of the fractions of Shares accrued by the calculations based on Article 13 on the Withdrawal Day.

(Voting Right of Entrusted Shares)
Article 20.
The voting right of the Entrusted Shares shall be exercised by the Chairman, provided, however, that each member may give the Chairman individual instructions for each general meeting of shareholders to exercise the voting rights corresponding to his/her holding ratio of the Shares.

2	The Chairman shall announce the contents of the notice of convocation for the general meeting of shareholders.

(Limitation of Applications)
Article 21.
If the member had prior knowledge of non-public information regarding the Company, the member may not apply for Enrollment under Article 4, purchase of shares by special contributions under Article 5, Paragraph 3, Item (1), (2), (3), (4), Suspension, resume and Change of Contribution under Article 6 nor sell Shares under Article 17 and 19.

2	A member whom were unable to make applications under the preceding Paragraph may apply with the Chairman after the preceding situation is resolved.

(Treatment of Personal Information)
Article 22.
The member agrees to allow the Association to use its personal information provided by the member and by the Company, to properly conduct the Association’s operations (hereinafter called the “Association’s Operations”).

2	The Association must handle personal information properly to keep the safety of the members personal information.

The member agrees to allow the Association to entrust Association’s Operations to Security Company Entrusted. The member agrees to provide member’s personal information to Security Company Entrusted. The member agrees the Security Company Entrusted to use its personal information to conduct the Association’s Operations properly.

(Election of Officers)
Article 23.	As the officers of the Association, the Association shall have directors and auditors.
2	Directors and auditors shall be elected from the members as follows:
(1)
The Board of Directors shall recommend the nominees of officers for the next term at least one month prior to the expiration of the term and the Chairman shall announce such nominees in writing to the members.

(2)	The members who oppose the nominees under the preceding Item shall notify such objection in writing to the Chairman.
(3)
If the number of the objections to the preceding Item is less than one half of the members after two weeks of the announcement of the notice by Item (1), the nominees will be deemed to be approved and assume the offices contemporaneously with the expiration of the terms of the current officers.

(4)	If the number of objections under Item (2) is more than one half of the members, the Board of Directors shall recommend new nominees and shall take the proceedings under Item (1) to Item (3).
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The terms of office of the officers shall expire at the end of July of the following year of the appointment. Provided, however, that an officer whose term has expired shall continue to perform his/her duty after termination of his/her term until his successor is elected, in case the proceedings in the preceding Paragraph, Item (4) has not been finished or new officers have not been elected for some reasons. The officers may be reelected.

4	The Chairman shall be elected by directors.
5	The Chairman shall represent the Association and conduct the Association’s Operations. In the event of an accident to the Chairman, the directors shall replace him/her in the pre-determined order.
6	An election of officers of the Association during its term shall take the proceedings under Paragraph 2. Paragraph 2, Item (1) and (3) shall be as follows:
(1)	The Board of Directors shall promptly recommend new nominees for officers and the Chairman shall announce such nominees to the members.
(2)
If the number of the objections by writing to the preceding Item is less than one half of the members after two weeks of the announcement of the notice by Item (1), the nominees will be deemed to be approved and assume the offices contemporaneously with the expiration of the terms of the current officers.

(Board Meeting)
Article 24.	The directors shall constitute the Board of Directors and operate the business of the Association.
2	The Chairman shall convene a Board of Directors’ Meeting whenever necessary.
3	The Board of Directors shall resolve the following matters:
(1)	Matters the Board of Directors should decide according to these Rules and subsidiary rules.
(2)	Any other matters that the Chairman deems that are important for the operation of the Association.
4	The Board of Directors shall make decisions by a majority of directors present at the meeting.

(Auditors)
Article 25.	Auditors shall audit the operation of the directors of the Association.
2	Auditors may at any time request the Chairman to prepare a report on the operation of the Association.
3	Auditors shall be allowed to state their opinion at the Board of Directors’ Meeting.

(Entrustment of the Operation)
Article 26.	The Association shall entrust Nomura Securities Co., with the operation of the Association.

(Costs)
Article 27.	The Association shall pay for its operation costs from the contributions and incentives.

(Report of Business)
Article 28.	At the end of March of each year, the Board of Directors shall make a business report relating to the previous year and shall notify it to the members after the approval of the Auditors.

(Location of the Association)
Article 29.	The location of the Association shall be at Iidabashi Grand Bloom, 2-10-2 Fujimi, Chiyoda-ku, Tokyo.

(Amendment of these Rules)
Article 30.	These Rules shall be amended as follows:
(1)	The Board of Directors shall make a draft of the amendment and notify it to the members in writing.
(2)	The members who are opposed to the above amendment shall make an objection to the Chairman in writing.
(3)	The amendment shall be effective, if the objections to the amendment are less than one third of the members after two weeks of the date of public notice which has been made pursuant to Item (1).
(4)	If the objection to the amendment shall be more than one third of the members, the Board of Directors may change the proposal of the amendment and propose it again.
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The term of office of a company auditor elected to fill a vacancy of his/her predecessor who retired or resigned prior to the expiration of term shall expire at such time as the term of office of his/her predecessor would otherwise expire.

(Details of the Rules)
Article 31.	The details of the Rules for the operation of the Association shall be provided in subsidiary rules stipulated by the Board of Directors.